UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)          March 29, 2005

EMAGEON INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-51149	63-1240138

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1200 Corporate Drive, Suite 200, Birmingham, Alabama	35242

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:           (205) 980-9222

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement

Establishment of Cash Incentive Compensation Criteria.

     On March 29, 2005, the Compensation Committee of the Board of Directors approved total revenue and net income targets and calculation parameters for purposes of determining cash incentive compensation payments to be made to certain of its executive officers for the 2005 fiscal year. The previously determined target cash incentive amount payable to the registrant’s President and Chief Executive Officer is 50% of the officer’s base salary, and the target cash incentive amounts payable to the registrant’s other eligible senior executive officers range from 33% to 42.5% of the officer’s base salary. These amounts will be payable in full in the event the registrant achieves the revenue and net income targets set by the Compensation Committee. Performance above or below these targets (but above specified minimum performance levels) will result in greater or lesser incentive compensation ranging from 75% to 115% of the officer’s target cash incentive amount. The criteria approved by the Committee give equal weight to the registrant’s net income and revenue goals, provided that no cash incentive payment will be made under these criteria in the event the registrant’s net income for fiscal 2005 falls below a specified threshold amount. Notwithstanding the establishment of these criteria, the registrant’s Board of Directors retains the discretion to award other or additional incentive compensation to its senior officers based on the achievement of such financial or other objectives as it determines to be appropriate.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMAGEON INC. (Registrant)
By:	/s/ W. Randall Pittman
W. Randall Pittman
Chief Financial Officer and Treasurer

Date: June 3, 2005